AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1997
                                        REGISTRATION STATEMENT NO. 333-________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          FIRST AMERICAN RAILWAYS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         NEVADA                             4011                      87-0443800
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)


                                                  ALLEN C. HARPER, CHAIRMAN OF
                                                  THE BOARD AND CHIEF EXECUTIVE
                                                  OFFICER OF FIRST AMERICAN
FIRST AMERICAN RAILWAYS, INC.                     RAILWAYS, INC.
3700 N. 29TH AVENUE, STE. 202                     3700 N. 29TH AVENUE, STE. 202
HOLLYWOOD, FLORIDA 33020                          HOLLYWOOD, FLORIDA 33020
(954) 920-0606                                    (954) 920-0606

(ADDRESS AND TELEPHONE NUMBER                     (NAME, ADDRESS AND TELEPHONE
OF REGISTRANT'S PRINCIPAL EXECUTIVE               NUMBER OF AGENT FOR SERVICE)
OFFICES)

                                   COPIES TO:
                              DENNIS J. OLLE, ESQ.
                              ADORNO & ZEDER, P.A.
                            2601 SOUTH BAYSHORE DRIVE
                                   SUITE 1600
                              MIAMI, FLORIDA 33133
                                 (305) 858-5555
                              (305) 858-4777 (FAX)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                        AMOUNT           PROPOSED          PROPOSED
TITLE OF EACH CLASS                                      TO BE        OFFERING PRICE       AGGREGATE        AMOUNT OF
OF SECURITIES TO BE REGISTERED                        REGISTERED         PER SHARE       OFFERING PRICE  REGISTRATION FEE
------------------------------                        ----------         ---------       --------------  ----------------
Common Stock, $.001 par value(1)....................    214,563           $.375               $80,461       $24.38(2)(3)


Total Registration Fee..............................                                                        $24.38(3)
                                                                                                            ======

-------------
(1) Represents shares owned by selling shareholders.

(2) Based on $.375 per share at December 26, 1997.

(3) Filing fee

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                          FIRST AMERICAN RAILWAYS, INC.
                             (CROSS REFERENCE SHEET)
                                    FORM S-3

ITEM NUMBER AND CAPTION                                              HEADING IN PROSPECTUS
-----------------------                                              ---------------------
 1.  Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.................                       Facing Page of Registration Statement; Cross Reference
                                                                     Sheet; Outside Front Cover Page

 2.  Inside Front and Outside Back
     Cover Pages of Prospectus................                       Inside Front Cover Page; Available Information;
                                                                     Outside Back Cover Page

 3.  Summary of Information, Risk Factors and
     Ratio of Earnings to Fixed Charges.......                       First American Railways, Inc.

 4.  Use of Proceeds..........................                       Use of Proceeds

 5.  Determination of Offering Price..........                       *

 6.  Dilution.................................                       *

 7.  Selling Security Holders.................                       Selling Shareholders

 8.  Plan of Distribution.....................                       Plan of Distribution

 9.  Description of Securities to be
     Registered...............................                       Description of Common Stock

10.  Interests of Named Experts and Counsel...                       Legal Matters; Experts

11.  Material Changes.........................                       Recent Developments

12.  Incorporation of Certain Information
     by Reference.............................                       Incorporation of Certain Documents by Reference

13.  Disclosure of Commission Position on
     Indemnification of Securities Act
     Liabilities..............................                       *

----------------

*  Not applicable or answer in negative.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DECEMBER 30, 1997

                         214,563 SHARES OF COMMON STOCK

                                     [LOGO]

         This Prospectus relates to the offering of 214,563 shares of Common Stock, $.001 par value (the "Shares"), of First American Railways, Inc. (the "Company"), by certain securityholders of the Company (collectively, the "Selling Shareholders"). A total of 214,563 Shares offered hereby are owned of record by the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

         The Company is unaware of any specific plan of distribution of the Selling Shareholders with respect to the Shares; however, it believes that the Shares will be sold from time to time by such Selling Shareholders or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at a fixed or negotiated price. See "Plan of Distribution." The aggregate net proceeds to the Selling Shareholders from the sale of the Shares pursuant to this Prospectus will be the sale price of such Shares less any commissions. The Company is paying all of the expenses in connection with the preparation of this Prospectus and the related registration statement and the qualification of the shares under applicable state securities laws. The Shares offered hereby may be sold in the state of New Jersey only through a dealer or broker registered or licensed in New Jersey, or in reliance upon an exemption from registration.

         This offering is being made without using the services of an underwriter. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                               -----------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES.

                    SEE "RISKS FACTORS" BEGINNING ON PAGE 5.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              DECEMBER ____, 1997.

                                TABLE OF CONTENTS

ADDITIONAL INFORMATION                                        2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE               3
THE COMPANY                                                   4
RISK FACTORS                                                  5
USE OF PROCEEDS                                              11
RECENT DEVELOPMENTS                                          12
PRINCIPAL AND SELLING SHAREHOLDERS                           15
DESCRIPTION OF COMMON STOCK                                  18
PLAN OF DISTRIBUTION                                         18
LEGAL MATTERS                                                19
EXPERTS                                                      19

                             ADDITIONAL INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at "www.sec.gov".

         The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's public reference facility at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and upon request at its above-described Regional Offices. Copies of the Registration Statement may be obtained from the Commission at its public reference facility upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable documents filed with the Commission.

         In addition, reports and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are hereby incorporated by reference into this
Prospectus:

         (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as filed March 28, 1997;

         (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, as filed May 15, 1997;

         (3) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as filed on August 14, 1997;

         (4) The Company's Form 10-QSB for the quarter ended September 30, 1997, as filed November 14, 1997;

         (5) The Company's Current Report on Form 8-K, dated March 13, 1997, as filed March 28, 1997, and as amended by Form 8-K/A as filed May 13, 1997;

         (6) The Company's Notice of Annual Meeting and Proxy Statement dated May 5, 1997, as filed May 9, 1997.

         (7) The Company's Current Report on Form 8-K, dated June 2, 1997, as filed June 17, 1997;

         (8) The Company's Current Report on Form 8-K, dated June 11, 1997, as filed June 18, 1997;

         (9) The Company's Current Report on Form 8-K, dated June 30, 1997, as filed July 10, 1997;

         (10) The Company's Current Report on Form 8-K, dated December 23, 1997, as filed December 29, 1997.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Michael J. Acierno at telephone number (954) 920-0606, or by writing him at First American Railways, Inc., 3700 North 29th Avenue, Suite 202, Hollywood, Florida 33020.

INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                   THE COMPANY

         First American Railways, Inc., a Nevada corporation (the "Company") was organized in the State of Nevada in 1987. On April 26, 1996, the Company merged with First American Railways, Inc., a Florida corporation (First American-Florida) and the Company was the surviving entity. As a result of the Merger the Company assumed all of the contractual rights, privileges and duties of First American-Florida. In connection with the Merger the Company amended its Articles of Incorporation to, among other things, change its name and create a series of "blank check" preferred stock.

         The Company is currently pursuing its strategy of becoming the recognized leader in providing innovative, quality entertainment-based passenger rail service through the development of "Fun Trains" and the acquisition of "Scenic Destination Railroads." On October 15, 1997, the Company commenced operations of its first Fun Train (the "Florida Fun-Train"), an entertainment-based rail service between South and Central Florida. Earlier this year, the Company acquired its first Scenic Destination Railroad, The Durango & Silverton Narrow Gauge Railroad Company (the "D&SNG"), described below.

         The Florida Fun-Train provides an enjoyable and entertaining alternative to other means of transportation between South and Central Florida by maximizing the entertainment value of its passengers' travel time while providing an efficient, safe and reliable form of transportation at a reasonable price. A one-way trip on the Florida Fun-Train covers approximately 200 miles and takes approximately four hours. The Company provides passengers with an exciting, unique, fun-filled overland leisure excursion through the use of a variety of entertainment-based services, including video and virtual reality games, as well as dining, dancing and lounge cars offering different types of live entertainment. Most of the passengers on the Florida Fun-Train are tourists and the Company markets, in part, the Company's service as an extension of its passengers' vacations.

         In March 1997, the Company purchased D&SNG, the owner and operator of a privately held, scenic railroad which the Company believes is among the country's largest and best-known Scenic Destination Railroads. D&SNG operates an historic railroad which was built between 1881-82 by the Denver & Rio Grande Railway Company. D&SNG has been carrying passengers for more than 114 years, has been declared a registered National Historic Landmark. The antique, steam-operated locomotives that power the trains are coal-fired. These locomotives were manufactured between 1923 and 1925. In addition, many of the coaches used by the railroad are the railroad's original coaches dating back to the 1880s. D&SNG's operations have combined strict adherence to historical authenticity and exacting standards of replication to provide a historically authentic railroad service. The railroad operates between Durango and Silverton, Colorado, a 90-mile round trip, which takes approximately nine hours. Since 1993, the D&SNG railroad has carried approximately 200,000 passengers annually. The railroad is located entirely within Colorado near the "Four Corners" region, where the borders of Colorado, Utah, New Mexico and Arizona meet.

                                     * * * *

         The Company maintains offices at 3700 North 29th Avenue, Hollywood, Florida 33020. Its telephone number is (954) 920-0606. All references to the Company herein include its predecessor by merger, First American Railways, Inc., a Florida corporation.

                                  RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS OFFERING DOCUMENT AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

         IMMEDIATE CASH SHORTAGE AND SEVERE WORKING CAPITAL DEFICIENCY; REQUIREMENTS FOR ADDITIONAL FINANCING. The Company has an immediate cash shortage and a severe working capital deficiency. The Company believes that its current funds, and any revenue from operations, will be sufficient to allow the Company to continue full service operations of the Florida Fun-Train until December 31, 1997, but continued Florida Fun-Train operations thereafter will require substantial immediate financings. Further, the Company does not have sufficient funds to pay its obligations beginning December 31, 1997, including its obligation to make the semi-annual interest payment in connection with its 8% Convertible Subordinated Notes on December 31, 1997. The Company only has sufficient funds to operate D&SNG; however, use of any of D&SNG funds is restricted by the terms of an existing bank loan. See "Risk Factors - Bank Loan Restrictions." The Company currently has no commitment for any financings other than in connection with this Offering, which is a "best efforts no minimum" offering, and it estimates that it needs approximately $9 million in working capital to fund its current and anticipated obligations, operating expenses and capital expenditures through September 30, 1998. Further, additional financing(s) will be required to cover future operating and capital expenditures. Also, additional funds will be required to complete the balance of the Florida Fun-Train consist (four railcars) which are anticipated to be completed by RRI, or obtained from a third-party. See "Recent Developments." There can be no assurance that any such financings will be available on terms acceptable to the Company or at all. Any additional equity financing could result in substantial dilution to existing shareholders.

         LOSSES; ACCUMULATED DEFICIT. The Company experienced an approximate loss of $2.6 million for fiscal 1996 and an approximate $1.1 million loss for the nine months ended September 30, 1997. The Company expects losses for the current fiscal year end and thereafter. The Company anticipates that its net loss for the fourth quarter of 1997 will be in excess of $5 million. The Company had an accumulated deficit at September 30, 1997, in excess of $5 million.

         NEED FOR ADDITIONAL SENIOR MANAGEMENT. The Company's President and Chief Operating Officer recently resigned and the Company's Chairman is currently acting as its interim President. In addition, the Company's Vice President of Sales and Marketing has tendered his resignation effective December 12, 1997. Although the Company is seeking replacements for various senior management positions, there can be no assurance that the Company will be successful in retaining qualified individuals. As disclosed elsewhere herein, the Company is experiencing a severe cash shortage which, in addition to the competitive marketplace for qualified management candidates, will significantly impede the Company's ability to recruit executive talent. See "Risk Factors - Immediate Cash Shortage and Severe Working Capital Deficiency; Requirement for Additional Financing" and "Recent Developments."

         HIGH OPERATING COSTS. In the passenger rail industry fixed costs represent the major portion of a railroad's operating expenses and cannot be significantly reduced when competition or any of various other factors causes a reduction in load factors (passenger occupancy as a percentage of capacity) or passenger fares or "on-board" revenues. Since railcar purchase or lease installment payments, train operating expenses (including fuel, insurance, track usage charges and wages) and corporate overhead will represent the vast majority of the Company's expenses, the Company may not be able to reduce or decrease these costs on a timely basis in the event that passenger levels drop or fares or en route prices must be lowered because of competitive pressures. The Company does not have sufficient funds to pay these operating expenses beginning December 31, 1997. Further, there is no assurance that the Company will ever be able to operate profitably.

         NEW BUSINESS; SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF PROFITABILITY; UNCERTAINTY OF MARKET. The Florida Fun-Train began passenger rail operations in October 1997, but to date such operations have not been profitable. The Company has incurred and will continue to incur substantial expenses in connection with the commencement and development of passenger rail operations. The Company is subject to substantially all of the risks inherent in the creation of a new business. The Company's ability to deliver its new rail service with a level of quality acceptable in its market at reasonable prices cannot be assured; there can be no assurance, therefore, that the Company's efforts will result in the development of a commercially viable business or that the Company will ever operate at a profit.

          Further, there can be no assurance that the Company will be able to continue to operate D&SNG on a profitable basis. The level of acceptance of the Company's services by consumers and the travel/tourism industry cannot be predicted; to date the Company has experienced only limited ridership on the Florida Fun-Train. As a result of its limited cash position, limited capitalization and lack of operating history, the Company is particularly susceptible to adverse effects of changing economic conditions and consumer tastes, competition, technological developments, and other contingencies beyond the control of the Company. Due to changing economic circumstances, the Company may be forced to dramatically curtail, or even terminate, its current Fun-Train operations.

         BANK LOAN RESTRICTIONS. There are a number of affirmative and negative covenants in the term loan agreement between the Company's subsidiary, D&SNG, and its principal institutional lender, one of which restricts D&SNG's ability to "up-stream" profits to its corporate parent. As a result, despite profitable operations of D&SNG, funds may not be available to the Company to repay the Company's financial obligations, from time to time, as they come due.

         PLEDGE OF REVENUE-PRODUCING ASSETS. All of the assets of D&SNG (presently operated as a subsidiary of the Company) are subject to a "first" position pledge to D&SNG's institutional lender and a "second" position pledge (subordinate to the pledge to the institutional lender) to the seller of D&SNG. In addition, certain of the Fun-Train's assets are pledged to the holders of the Company's 10% Convertible Secured Notes. These assets represent substantially all of the revenue-producing assets of the Company. [A second position in the non-D&SNG assets has been given to another lending institution .] A default in either obligation, which results in a default of both obligations, could result in the loss of the major assets of the Company to the Company's creditors. If such assets are lost, there would be significant material adverse consequences to the operations of the Company, including the loss of the operations of D&SNG and the Fun-Train.

         MARKETING/DEPENDENCE ON WHOLESALE TOUR OPERATORS. The Company's passenger railroad operations, particularly the Florida Fun-Train service, depend on the Company's ability to successfully implement a marketing program. Initially, the Company has relied on wholesale tour operators and travel agents to sell tickets for its Florida Fun-Train service as part of a travel package. The Company's present internal marketing and sales capabilities are limited due to limited financial resources for advertising and the resignation of its Vice President of Sales and Marketing. As a result, the Company is dependent, in large part, upon independent representatives of tour operators in the wholesale and retail travel industry for the marketing and sales of its Florida Fun-Train services; to date, the Company has experienced only limited marketing success in this regard. Failure of the Company to establish the necessary marketing and distribution network or to generate profitable sales of tickets for the Company's new railway service will have a material adverse effect on the Company's results of operations and its financial condition.

         CONSTRUCTION RISKS ASSOCIATED WITH THE FUN-TRAIN. The remaining railcars for the Florida Fun-Train are anticipated to be constructed in Denver, Colorado, by Rader Railcar II, Inc. ("RRI"), pursuant to a railcar construction agreement between the Company and RRI. RRI is controlled by Thomas G. Rader, a director and a shareholder of the Company. Due to delays in the delivery of various railcars, the railcar construction agreement was amended in August 1997 to reprioritize the delivery schedule for certain railcars; however, RRI has failed to meet the amended delivery schedule. See "Recent Developments."

         Presently, eight railcars have been delivered by RRI, all of which are subject to acceptance by the Company. Four additional railcars, including the prototype railcar, were scheduled to be delivered prior to the shutdown of RRI. RRI has, however, temporarily suspended operations due to a lack of sufficient working capital. There can be no assurance that the remaining railcars will be completed, or that the Company will have sufficient funds to pay for such railcars. In the event of a lengthy delay, the further expansion of the Company's Florida Fun-Train, and its profitability, could subsequently be delayed or operation of the Florida Fun-Train could be terminated. Any such delay could have a material adverse effect on the Company's financial condition.

         INDUSTRY RISKS ASSOCIATED WITH THE FUN-TRAIN. The Company's operations may be adversely affected by general economic conditions and by numerous other factors, some of which are common to all businesses and some of which are unique to the passenger rail industry. Such factors include, among others: labor disturbances or strikes, either by "on-board" employees or land-based personnel, which could delay trains or force their cancellation; government regulatory orders or rules which could adversely affect the Company's operations; accidents causing damage to or resulting in the impounding of the Company's railcars, or delaying train service, which could result from a variety of natural or man-made causes and could temporarily or permanently prevent the Company's train(s) from operating; and insurance, which may be insufficient to cover losses from the cessation of operations or the replacement or repair of lost or damaged property.

         RELIANCE ON FLORIDA AND COLORADO TOURISM MARKETS. The Company's Florida service, the Florida Fun-Train, targets tourists visiting central and southeastern Florida. Tourists visiting the "Four Corners" area of the United States, particularly southwestern Colorado, compose the principal market for D&SNG. These planned operations may be materially adversely affected by declining growth or absolute declines in the number of tourists visiting Florida or Colorado. From time to time these tourism markets have experienced slowdowns (declines in growth or absolute declines). There can be no assurance that any such declines in Florida or Colorado tourism will not occur in the future, or that such declines would not have a direct and adverse impact on the Company's business.

         SEASONALITY. The Company's Florida Fun-Train business may be subject to certain seasonal fluctuations, depending on the tourist seasons in Florida, particularly in South Florida (Miami/Ft. Lauderdale) and the Orlando area. D&SNG's business is also highly seasonal; historically, at least 60% of the total annual number of passengers who ride on D&SNG's railroad do so during the months of June, July and August.

         RISK OF OPERATING A RAILWAY SERVICE; POTENTIAL FOR LIABILITY CLAIMS. The Company faces an inherent risk of exposure to liability claims in the event that the operation of its trains results in accidents or other adverse effects. Further, the Company's track usage agreements with the track owners require (or are expected to require) that the Company maintain certain levels of liability insurance protecting the track owners.

There can be no assurance that the Company will not be faced with exposure to material liability claims. The track rights agreements with respect to the Florida Fun-Train require substantial general comprehensive liability insurance (up to $300,000,000 in coverage) and the premiums for such insurance are significant. The Company does not presently have sufficient funds to pay this insurance premium which is due January 1, 1998. There can be no assurance that such insurance will continue to be available to the Company at reasonable rates. Failure to maintain adequate insurance could place the Company at great financial risk in the event of accidents and adversely affect the Company's ability to do business. Further, even if the Company were to maintain adequate insurance, adverse publicity from accidents could have a material adverse effect on the Company's business.

         COMPETITION. Generally, the Company faces extensive competition for the spending of leisure time and dollars from numerous attractions in the tourist entertainment sector. The Company's success will depend primarily on its ability to operate an entertaining, high-quality, efficient, safe and reliable service, as well as its ability to market the service and secure consumer acceptance. It is highly uncertain whether the Company will be successful in these efforts.

         With regard to the Company's Fun-Train operations, numerous companies, most of which are substantially larger than the Company and have much greater financial and other resources, offer alternative modes of transportation over the routes where the Company operates. These alternative modes of transportation, principally private motor vehicles, bus service and passenger air service, offer transportation that is less expensive and/or faster than the Company's proposed rail service. Most of these competitors already enjoy an established presence in the Florida and United States transportation and tourism markets. The Company expects to compete on the basis of what it believes to be its unique combination package of transportation and entertainment.

         With respect to D&SNG, there is one other narrow gauge railroad which offers train trips in southern Colorado. Further, since Durango and Silverton are almost exclusively tourist destinations, the Company competes with non-transportation oriented attractions for tourists. The automobile is the principal mode of transportation in the Durango/Silverton corridor.

         GOVERNMENTAL REGULATION. The Company's present and contemplated railroad operations are strictly intrastate and therefore not regulated by the federal government except for various safety regulations promulgated by the Federal Railroad Administration.

         The operations of the Florida Fun-Train will be regulated by the Florida Department of Transportation's application of federal safety rules. The Florida Fun-Train was required to have a safety inspection by the U.S. Department of Transportation, Federal Railroad Administration and the Florida Department of Transportation before rail operations commenced (and periodically thereafter). The failure to "pass" such safety inspections would result in the railroad operations ceasing until such time as the reason(s) for failure are remedied.

         The Company's operations are subject to environmental regulation by federal and state agencies, as well as liquor licensing, health regulations and other regulations promulgated by state and local authorities. There can be no assurance that future regulatory compliance will not materially adversely affect the Company's operations and profitability. In addition to administrative, environmental and safety regulation, D&SNG's operations are subject to rate regulation by the Colorado Public Utilities Commission.

         Delay or cessation of the operations of either the Florida Fun-Train or D&SNG due to non-compliance with applicable governmental regulations would materially, adversely affect the Company.

         POTENTIAL CONFLICTS OF INTEREST. There can be no assurance that there will not be material adverse consequences to the Company from the inherent conflict of interest and lack of arm's-length negotiations in connection with the existing agreement with RRI. Further, in the event that disputes arise between Mr. Rader or RRI and the Company, resolution of such disputes, whether through legal action or otherwise, could be severely complicated by Mr. Rader's status with the Company.

         The Company's agreement with CSXT for track rights usage in Florida allows CSXT to designate a member of the Board of Directors of the Company (currently Mr. Albert B. Aftoora). This could give rise to a conflict of interest between the Company and CSXT.

         In connection with the Company's purchase of D&SNG, Mr. Charles E. Bradshaw, Jr. became a director, shareholder and principal warrantholder and creditor of the Company. Mr. Bradshaw's interest as a creditor may put him in conflict with the interests of the Company and its Board of Directors on which he serves.

         EXERCISE OF THE OUTSTANDING WARRANTS AND/OR THE CONVERSION OF THE OUTSTANDING NOTES INTO COMMON STOCK WILL HAVE DILUTIVE EFFECT. The Company's outstanding common stock purchase warrants will provide an opportunity for the holders thereof to profit from a rise in the market price of the Common Stock, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present shareholders. Holders of the outstanding warrants or the convertible notes most likely would exercise such warrants or convert such notes and purchase the Common Stock underlying such securities at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such warrants or notes, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely.

         DILUTION; FUTURE SALES OF STOCK BY THE COMPANY. After reserving Common Stock for issuance upon the exercise of the outstanding common stock purchase warrants and stock options, and the conversion of the outstanding convertible notes, the Company will have in excess of 60,000,000 Shares of authorized, but unissued Common Stock available for issuance without further shareholder approval. Any issuance of additional Shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market for the securities of the Company.

         Prospective investors should be aware that the possibility of sales may, in the future, depress the price of the Common Stock in any market which may develop and, therefore, the ability of any investor to market his/her Shares may be dependent directly upon the number of shares of Common Stock that are sold in this Offering. Affiliates of the Company may sell their Shares during a favorable movement in the market price of the Common Stock which may have a negative effect on its price per share.

         NO ASSURANCE OF CONTINUED NASDAQ LISTING AND "PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS. The Company's Common Stock began trading on the Nasdaq SmallCap Market on September 12, 1996. The Board of Governors of the National Association of Securities Dealers, Inc., has established certain standards for the continued listing of a security on Nasdaq and has, with the approval of the SEC, recently modified the maintenance standards to make them more stringent. The modified maintenance standards require, among other things, that an issuer have net tangible assets of at least $2,000,000 (or $35 million in total market capitalization of its securities or at least $500,000 in net income for the latest fiscal year or in at least two of the last three fiscal years); that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" of 500,000 shares with an aggregate value of at least $1,000,000; and that there be at least two market makers for the issuer's securities. A deficiency in either the market value of the

"public float" or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. Currently the Company's bid price is below the minimum maintenance standards. There can be no assurance that the Company will continue to satisfy the requirements for maintaining the Nasdaq listing. If the Company's securities were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq. Should the Company's Common Stock be delisted by Nasdaq then the only likely public market for the Company's Common Stock would be the OTC Bulletin Board.

         If the Company is unable to satisfy Nasdaq's maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares.

         POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK ON MARKET PRICE AND RIGHTS OF COMMON STOCK; ADVERSE EFFECT OF STAGGERED BOARD ON ANY CHANGE IN CONTROL. The Company's Articles of Incorporation authorize the issuance of 500,000 shares of "blank check" preferred stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any series of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their Common Stock and adversely affect the voting and other rights of the holders of the Common Stock. The Company may in the future issue additional shares of its Preferred Stock.

         The Company has a "staggered" Board of Directors which consists of seven directors, and each director is elected to a three-year term in one of three separate classes. The existence of a staggered Board may perpetuate existing management and adversely affect any attempt to effectuate a change in control of the Company.

         REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS. The Company will be able to issue the Shares issuable upon the exercise of the Warrants only if (i) there is a current Prospectus relating to the securities offered under an effective Registration Statement filed with the Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of such Warrants reside. While this Prospectus relates to a current, effective registration statement, there can be no assurance, that the Company will be successful in maintaining a current Registration Statement. After a Registration Statement becomes effective, it may require updating by the filing of post-effective amendments.

         FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS. THIS MEMORANDUM, INCLUDING EXHIBITS HERETO, CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE ACT AND SECTION 21E OF THE EXCHANGE ACT WHICH REPRESENTS THE COMPANY'S EXPECTATION OR BELIEFS, INCLUDING STATEMENTS REGARDING, AMONG OTHER THINGS, (I) THE COMPANY'S PROFITABILITY AND PROJECTED FINANCIAL CONDITION, (II) ANTICIPATED TRENDS IN THE COMPANY'S BUSINESS, (III) THE COMPANY'S ABILITY TO COMPETE WITH ITS COMPETITORS, AND (IV) THE COMPANY'S GROWTH STRATEGY OR POTENTIAL. ANY STATEMENTS CONTAINED IN THIS MEMORANDUM THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, WORDS SUCH AS "MAY", "WILL", "EXPECT", "PLAN", "BELIEVE", "ANTICIPATE", "INTEND", "ESTIMATE" OR "CONTINUE", THE NEGATIVE OR OTHER VARIATIONS THEREOF OR COMPARABLE TERMINOLOGY ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED UPON MANAGEMENT'S BELIEFS AT THE TIME THEY ARE MADE AS WELL AS ASSUMPTIONS MADE BY MANAGEMENT BASED UPON INFORMATION AVAILABLE TO IT. THE ASSUMPTIONS REGARDING THE COMPANY'S OPERATIONS, PERFORMANCE, DEVELOPMENT AND RESULTS OF THE ITS BUSINESS INCLUDE:

                  THE SUCCESSFUL COMPLETION OF THIS OFFERING, THE ABILITY OF THE COMPANY TO OBTAIN, FROM EXTERNAL SOURCES, SUFFICIENT WORKING CAPITAL FOR ITS OPERATIONS, THE ABILITY OF THE COMPANY TO OBTAIN AND RETAIN QUALIFIED MANAGEMENT, THE SUCCESSFUL MARKETING OF THE COMPANY'S RAIL SERVICES PARTICULARLY IN FLORIDA, THE CONTINUING FORBEARANCE OF CERTAIN CREDITORS OF AND SUPPLIERS TO THE COMPANY, AND NATIONAL AND REGIONAL ECONOMIC CONDITIONS AS WELL AS REGIONAL WEATHER CONDITIONS WHICH IMPACT THE COLORADO AND FLORIDA TOURISM MARKETS.

         FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED ABOVE, AS WELL AS POTENTIAL CHANGES IN ECONOMIC OR REGULATORY CONDITIONS THAT ARE LARGELY BEYOND THE COMPANY'S CONTROL. SHOULD ONE OR MORE OF THESE RISKS MATERIALIZE OR CHANGES OCCUR, OR SHOULD MANAGEMENT'S ASSUMPTIONS PROVE TO BE INCORRECT, THE COMPANY'S ACTUAL RESULTS MAY MATERIALLY VARY FROM THOSE ANTICIPATED OR PROJECTED.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares offered by the Selling Shareholders. Management estimates that the aggregate expense of this Offering will be approximately $12,500, all of which will be borne by the Company.

                               RECENT DEVELOPMENTS

         The Company recently announced that it was experiencing a significant cash shortfall due, in part, to the delay in the delivery of the railcars which delayed the promotional period for marketing of the Florida Fun-Train. Also, while full service of the Florida Fun-Train commenced on October 15, 1997, to date, ridership thereon the Florida Fun-Train has been significantly below expectations. The Company is presently unable to determine when ridership on the Florida Fun-Train will be such that its operations will be profitable, if at all.

         On November 26, 1997, Rader Railcar II, Inc. ("RRI") announced that it was temporarily suspending its operations due to a lack of sufficient working capital. The Company and RRI have agreed to temporarily postpone delivery of these remaining railcars and the Company expects that they will be completed and ready for delivery in the Spring of 1998; however, there can be no assurance that such railcars will be delivered at that time, or at all. If RRI cannot complete and deliver some or all of these cars the Company believes it can obtain railcars from alternative sources, including the National Railroad Passenger Corporation (Amtrak).

         On August 22, 1997, the railcar construction agreement (the "Railcar Agreement") between Fun Trains, Inc., a subsidiary of the Company and RRI was amended to prioritize the delivery schedule for various railcars; the delivery of some of the railcars which was to have been in the Summer of 1997 was delayed until the Fall of 1997, and the delivery of the final three railcars, which was scheduled for March 1998, was accelerated to October, November and December 1997. RRI has been delayed in delivering the railcars under this revised schedule and four cars remain undelivered (as described below). In consideration of the aforementioned amendment, Mr. Rader furnished a limited financial guarantee of RRI's performance under the Railcar Agreement, and pledged his stock in the Company and the proceeds of the sale thereof to the Company to secure RRI's performance under the Railcar Agreement, as amended. During the period August through October 1997, Mr. Rader sold a significant portion of his holdings of the Company's Common Stock and substantially all of the proceeds therefrom were used to satisfy RRI's obligations relating to the construction of railcars for the Florida Fun-Train. The remaining shares owned by Mr. Rader and the proceeds therefrom continue to be pledged as security for RRI's performance under the Railcar Agreement, as amended.

         Currently, eight railcars have been received, seven of which are currently in operation. Subject to the temporary suspension of operations of RRI (described above), the remaining four railcars (including the prototype car) are under construction or refurbishment by RRI.

         To date, the Company has expended approximately $8.0 million to RRI (exclusive of approximately $850,000 paid to an affiliate of RRI for the prototype railcar) in connection with the construction of the Florida Fun-Train. The construction agreement calls for a holdback of $806,000 pending "acceptance" of the railcars by the Company. This acceptance has not occurred; nevertheless, the Company has advanced $125,000 of this holdback to fund the completion of certain railcars which were recently delivered. The remaining "holdback" is approximately $681,000, which amount will be paid to RRI after the delivery and acceptance of all of the railcars constructed by RRI.

         The Company has completed the two boarding sites for the Florida Fun-Train. The South Florida site is in Hollywood, Florida, where the Company is leasing property from the Florida Department of Transportation. The Company is leasing from a third party a temporary Central Florida site in Poinciana, Florida. The Company has also signed a letter of intent to lease property from Amtrak to serve as a permanent site in Central Florida for the

Company's northern terminal for a period of fifteen years with an option to renew for an additional fifteen years. The permanent facility is expected to be completed by September 30, 1998.

         Effective November 1, 1997, Ronald J. Hartman became an Executive Vice President of the Company. Mr. Hartman has 22 years of experience in the transit industry. For the last three years he has been an executive with Amtrak serving in several capacities, most recently as its Vice President of Business Development and Administration. Prior to his service with Amtrak, Mr. Hartman worked for the Mass Transit Administration of Baltimore, MD.

         On November 20, 1997, Raymond Monteleone resigned as a director and as President and Chief Operating Officer of the Company. Allen C. Harper, Chairman of the Board and Chief Executive Officer, became interim President.

         On November 24, 1997, Kevin Sheehan joined the Company's management team as a senior advisor and consultant. Mr. Sheehan is expected to advise the Company on issues relating to marketing, sales and strategic planning. Since 1995, Mr. Sheehan served as President and as a director of Vacation Break U.S.A., Inc. (a vacation interval ownership company); Mr. Sheehan has been affiliated with Vacation Break U.S.A., Inc. since 1987.

         Gordon Downing, Vice President of Sales and Marketing for the Company, resigned effective December 12, 1997, to pursue other interests. The Company is seeking to hire a new head of marketing, but there can be no assurance that such position will be timely filled. See "Risk Factors - Need for Additional Senior Management."

         On December 10, 1997, Pointe Bank (the "Bank") sent a letter (the "Letter") to the Company stating that there were various non-monetary defaults outstanding under a $1,000,000 unsecured line of credit (the "Loan") given by the Bank to the Company. The Company has disputed the fact that any default existed in the Loan. In exchange for a letter waiving the purported defaults contained in the Letter, the Company has agreed (i) to allow the Bank to apply the outstanding balance in the Company's account with the Bank (approximately $109,000) towards the balance under the Loan, (ii) to grant to the Bank a "blanket" second lien on "non-D&SNG" assets, and (iii) that it will pay to the Bank on the Loan 10% of a future financing anticipated to be concluded by the end of April 1998. The Company has also agreed that there will be no further borrowing under the Loan and that the Loan will not be renewed upon its maturity. Effectively, this makes the balance of the Loan due on or about October 10, 1998.

         As a result of its working capital needs, the Company has offered to the holders of its Series A Redeemable Warrants (the "Warrants") the right to exercise such warrants at a reduced price of $.50 per share of common stock until the close of business on January 16, 1998, unless such date is extended, at which time the exercise price of the Warrants will revert to their pre-offering price ($3.22 per share). The Warrants expire in April or May, 1998, as the case may be. In connection with the exercise of all or a portion of a warrantholder's Warrants at this reduced price, the warrantholder (i) is also required to purchase another share of Common Stock at $.50 per share for each exercised Warrant, and (ii) will have the option at the time of such exercise to purchase an additional share of Common Stock at $.50 per share. The Company is also offering up to 7,000,000 Shares to investors at $.50 per share. In addition, the Company is offering shares of Common Stock to the holders of its 8% Convertible Subordinated Notes (the "Notes") in lieu of the semi-annual cash interest payment thereon due on December 31, 1997, based on the average of the closing bid and ask prices of the Company's Common Stock for the last five trading days of calendar 1997. A total of 19,905,169 shares of common stock, $.001 par value, may be sold in the offering; up to approximately $8.9 million in net proceeds may be raised on the offering (including $508,425 in interest payments due on the Notes which may be paid in common stock as described above). The shares to be sold in the offering will not be nor have they been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                       PRINCIPAL AND SELLING SHAREHOLDERS

COMMON STOCK:

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 26, 1997, with respect to (i) each of the Company's executive officers and directors, and (ii) all executive officers and directors as a group. This table also sets forth certain information with respect to beneficial ownership of the Company's Common Stock of each Selling Shareholder including each person known to the Company to be the beneficial owner of more than 5% of the Common Stock (excluding officers and directors), each of whom is a Selling Shareholder. Unless otherwise indicated, all shares of Common Stock are owned directly and of record and the persons so indicated have voting and investment power with respect thereto. With respect to those Selling Shareholders who are not individuals, no officer or general partner of any such shareholder has any position, office or other material relationship with the Company or its corporate predecessors during the last three years. It has been assumed that all of the shares of the Selling Shareholders so offered will be sold.


                                                                                    SHARES BENEFICIALLY OWNED
                                                                                    BEFORE AND AFTER OFFERING(1)
                                                                                    ----------------------------
                                                                                                                   SHARES
NAME                                     POSITION WITH COMPANY                    SHARES         PERCENT(2)        OFFERED
----                                     ---------------------                    ------         ----------        -------

EXECUTIVE OFFICERS AND
 DIRECTORS:(3)

Charles E. Bradshaw, Jr.                 Director                               1,810,000(4)         14.156            0

Allen C. Harper                          Chairman of the                        1,347,017(5)         12.052            0
                                         Board of Directors
                                         and Chief Executive Officer

Thomas G. Rader                          Director                                 486,296(6)          4.344            0

Luigi Salvaneschi                        Director                                 103,654(6)(8)        *               0

David H. Rush                            Director                                  79,414(6)           *               0

Glenn P. Michael                         Director                                  23,000(6)           *               0

Albert B. Aftoora                        Director                                   4,500(6)           *               0

Donald P. Cumming                        Vice President,                           19,362(7)           *               0
                                         Secretary, Treasurer and
                                         Acting Chief Financial Officer

Thomas E. Blayney                        Vice President of                         17,375(7)           *               0
                                         Operations


                                       15




Pamela S. Petcash                        Vice President, Customer                  14,457(7)           *               0
                                         Care and Entertainment

Ronald J. Hartman                        Executive Vice President                   3,333(7)           *               0

All Executive Officers and Directors                                            3,908,414(4)(6)(7)   30.264            0
as a Group (11 persons)



                                         SHARES                          SHARES
                                         BENEFICIALLY OWNED  SHARES      BENEFICIALLY OWNED
                                         BEFORE OFFERING(1)  OFFERED     AFTER OFFERING
                                         ------------------  -------     --------------
                                         SHARES   PERCENT                 SHARES    PERCENT

SELLING SHAREHOLDERS:

Emanon Partners, L.P.                    382,380   3.421%       175,000    207,380  1.856%
c/o Schaenen Fox Capital
   Management
200 Park Avenue, Suite 3900
New York, NY 10166

Ryder & Schild Inc.                       36,363   .325%         36,363          0      0
2100 Coral Way
Penthouse
Miami, Florida 33145

John VanOrdstrand                         15,700   .140%          3,200     12,500   .112%
2370 Bayview Lane
Miami, Florida 33181

----------
(1) Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the Common Stock indicated as beneficially owned thereby.

(2) In accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares that are not outstanding, but that are issuable pursuant to (i) outstanding stock options (ii) the exercise of outstanding Warrants and (iii) the conversion of the Notes, all of which are exercisable or convertible within 60 days of the date of this Prospectus, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person. These amounts do not include the exercise of certain warrants to purchase an aggregate of 475,000 shares of Common Stock to be issued to CSXT.

(3) Unless otherwise indicated, the address for each director is c/o First American Railways, Inc., 3700 North 29th Avenue, Hollywood, Florida 33020.

(4) Includes 1,610,000 shares which may be issued upon the exercise of a six-year warrant.

(5) Includes 1,345,732 shares which are owned of record by Harper Family Partnership L.P., for which Mr. Harper and his wife, Carol E. Harper, are the sole limited partners, and 1,285 shares which are owned of record by Harper Partners of Miami, Ltd., a Florida limited partnership, for which Carol E. Harper, serves as trustee.

(6) Includes 18,000 shares which are issuable upon the exercise of currently exercisable stock options to each of Messrs. Rader, Salvaneschi and Rush, respectively, and 23,000 and 3,000 shares which are issuable upon the exercise of currently exercisable stock options to each of Messrs. Michael and Aftoora, respectively. In August, September and October 1997, Mr. Rader disposed of 946,285 shares (see "Recent Developments").

(7) Includes 16,332 shares, 14,999 shares, 13,332 shares and 3,333 shares which are issuable to Messrs. Cumming, Blayney, Miss Petcash and Mr. Hartman, respectively, upon the exercise of currently-exercisable stock options.

(8) Mr. Salvaneschi serves as the trustee for a trust under an agreement dated October 19, 1993, in which name these shares are held, and for which Mr. Salvaneschi has sole voting and dispositive power.

                           DESCRIPTION OF COMMON STOCK



       The authorized common stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value. Each holder of Common Stock is entitled to one vote per share on all matters on which shareholders are entitled to vote, and the holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common
Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to shareholders after distribution of assets to creditors and holders of securities with priority over the holders of the Common Stock. The ability to pay dividends on the Common Stock is restricted, however, by the terms of the Company's outstanding Convertible Secured Notes. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby will be validly authorized and issued, fully paid and nonassessable.

                              PLAN OF DISTRIBUTION

       This Prospectus covers the sale of Shares by the Selling Shareholders. See "Principal and Selling Shareholders." Any distribution of the Shares by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on one or more exchanges on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

       The Company will not receive any proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Shareholders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. There is no assurance that the Selling Shareholders will sell any of the securities offered hereby.

       The Selling Shareholders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such shares as agents for others or as principals for their own account. The Selling Shareholders will pay any sales commissions or other sellers' compensation applicable to such transactions. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

       Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market making activities for the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market making activities for the Common Stock.

       At the time a particular offering of securities is made, to the extent required, a Prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

       In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied. The Company has agreed that it will bear all costs, expenses and fees in connection with the registration or qualification of the securities under federal and state securities laws. The Company and each Selling Shareholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

       The validity of the securities being offered hereby will be passed upon for the Company by Adorno & Zeder, P.A., Miami, Florida. Dennis J. Olle, a shareholder of that firm, is the beneficial owner of 1,714 shares of the Common Stock of the Company.

                                     EXPERTS

       The financial statements of the Company incorporated by reference in this Prospectus for the year ended December 31, 1996, eight months ended December 31, 1995, and for the cumulative period from February 14, 1994 (incorporation) through December 31, 1996, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report relating thereto and have been so incorporated in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

       The financial statements of D&SNG for the years ended December 31, 1996 and 1995, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report relating thereto and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

       On May 6, 1996, the Company's Board of Directors voted to engage BDO Seidman, LLP to act as the Company's independent certified public accountants, thereby discharging Hansen, Barnett & Maxwell, P.C. (Salt Lake City, UT). The former accountants' reports for the Company's last two fiscal years prior to their termination did not contain any adverse opinion, or disclaimer of opinion, nor were any such reports modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between the Company and the former accountants with regard to any matters which would have caused such accountants to make reference to the subject matter thereof with their report.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth various expenses to be incurred by the Company in connection with the sale of the securities offered hereby, other than underwriting discounts and commissions. Except for the Securities and Exchange Commission registration fee, all of the amounts set forth in the table are estimates.

Securities and Exchange Commission Registration fee.............$    25.00
Legal fees and expenses.........................................  7,500.00
Blue Sky fees and expenses......................................    500.00
Accounting fees and expenses....................................  2,500.00
Printing........................................................  1,500.00
Miscellaneous...................................................    475.00
                                                                  --------
Total...........................................................   $12,500
                                                                  ========
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 78.751 of the Nevada General Corporation Law empowers a Nevada corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding such person had no reasonable cause to believe his conduct was unlawful. A Nevada corporation may indemnify such person against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section
78.751 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of the Company or any by-law, agreement, vote of shareholders or disinterested directors or otherwise. Section 78.751 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

          Article XII of the Company's Articles of Incorporation, as amended, provides for indemnification of the directors, officers, employees and agents of the Company (including the advancement of expenses) to the extent permitted by Nevada law. In addition, the Company has contractually agreed to indemnify its directors and officers to the fullest extent permitted by law.

ITEM 16. EXHIBITS.

EXHIBIT
NO.                                                DESCRIPTION
---                                                -----------

3.1 Articles of Incorporation, as amended, are hereby incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 1996.

3.2      Plan and Articles of Merger are hereby incorporated by reference to
         Exhibit 3.2 of the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 1996.

3.3      Amended Bylaws.*

4.1      Form of Common Stock Certificate is hereby incorporated by reference to
         Exhibit 4.1 of the Company's Registration Statement on Form 8-A filed with the SEC on May 30, 1996.

4.2      Form of Series A Redeemable Warrant Agreement.**

4.3      Series A Redeemable Warrant Agreement.**

4.4      Form of Financial Advisory Warrant Certificate.**

4.5      Financial Advisory Warrant Agreement.**

4.6 Common Stock Purchase Warrant Certificate held by Charles E. Bradshaw, Jr., dated March 13, 1997.*

5        Opinion of Adorno & Zeder, P.A.****

10.1 Agreement effective as of June 28, 1994, between First American-Florida and Rader Railcar, Inc., as amended.**

10.2 Employment Agreement dated February 16, 1994, between First American-Florida and Allen C. Harper.**

10.3 Employment Agreement dated September 10, 1997, between the Company and Ronald J. Hartman.****

10.4 Employment Agreement dated July 1, 1994, between First American-Florida and Michael J. Acierno, as amended on June 30, 1997.**

10.5 Settlement Agreement and General Release dated November 20, 1997, between the Company and Raymond Monteleone. ****

10.6 Agreement dated February 28, 1995, between First American-Florida and Florida East Coast Railway Company.**

10.7 Form of Non-Competition Agreement between Thomas G. Rader and First American-Florida.**

10.8 Railcar Construction Agreement (without appendices) between Rader Railcar II, Inc. and Fun Trains, Inc. dated October 23, 1996.**

10.9 Financial Advisory and Consulting Agreement between the Company and International Capital Growth, LLC, dated April 26, 1996**, as amended December 5, 1996.*

10.10 Note Escrow Agreement between the Company, Capital Growth International, LLC, and Sterling National Bank and Trust Company of New York dated April 26, 1996.**

10.11    Form of Convertible Secured Note.**

10.12 Letter Agreement, dated December 19, 1997, waiving defaults under the Loan Agreement dated March 10, 1997 between the Company and Pointe Bank, is incorporated by reference to Exhibit 1 of the Company's Current Report on Form 8- K dated December 23, 1997, as filed with the SEC on December 29, 1997.

10.13 Employment Agreement dated October 9, 1996, between the Company and Donald P. Cumming.**

10.14 Employment Agreement dated August 23, 1996, between the Company and Thomas E. Blayney.**

10.15 Employment Agreement dated September 30, 1996, between the Company and Pamela S. Petcash.**

10.16 Form of Confidentiality and Non-competition Agreement between the Company's executive employees and the Company.**

10.17 Consulting Agreement between Management Resource Group, Inc. and the Company dated July 23, 1996.**

10.18 Agreement between Universal Studios Florida and the Company, dated October 30, 1996.**

10.19 Agreement between CSX Transportation, Inc. and the Company, dated October 31, 1996.**

10.20 Business Lease between Mandel Development, a Florida general partnership, and the Company, dated January 15, 1997.*

10.21 Operating Agreement between the Florida Department of Transportation and the Company, dated January 6, 1997.*

10.22    Form of the Company's 1996 Non-Qualified Stock Option Plan.*

10.23 Loan Agreement (without exhibits) between NationsBank, N.A. (South) and the Durango & Silverton Narrow Gauge Railroad Company, dated March 13, 1997.*

10.24 Share Purchase Agreement between The Durango & Silverton Narrow Gauge Railroad Company and the Company, dated December 10, 1996, and Addendum to Share Purchase Agreement, dated February 28, 1997.*

10.25 Promissory Note in the amount of $4,200,000 from the Company in favor of Charles E. Bradshaw, Jr., dated March 13, 1997.*

10.26 Promissory Note in the amount of $5,850,000 from the Company in favor of Charles E. Bradshaw, Jr., dated March 13, 1997.*

10.27 Registration Rights and Price Guaranty Agreement between Charles E. Bradshaw, Jr. and the Company, dated March 13, 1997.*

10.28 Transportation, Maintenance and Lease Agreement between Fun Trains, Inc. and Amtrak, dated April 28, 1997, is incorporated by reference to
         Exhibit 10.1 of the Company's Quarterly Report on Form 10-QSB, for the period ended March 31, 1997, filed with the SEC on May 15, 1997.

10.29 Amendment to Operating Agreement between Florida Department of Transportation and the Company, dated June 6, 1997, is incorporated by reference to Exhibit 10.29 of the Company's Post Effective Amendment No. 1 to the Form SB-2, filed with the SEC on June 24, 1997

10.30 First American Railways, Inc. Employee Stock Purchase Plan is incorporated by reference to Exhibit 10.30 of the Company's Amendment No. 1 to Form S-3, filed with the SEC on September 19, 1997.

10.31 Separation Agreement and Release between the Company and Eugene K. Garfield, dated November 11, 1996, is incorporated by reference to
         Exhibit 10.31 of the Company's Amendment No. 1 to Form S-3, filed with the SEC on September 19, 1997.

10.32 Form of Convertible Subordinated Note, is hereby incorporated by reference to Exhibit 4 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, as filed with the SEC on August 14, 1997.

10.33 Amendment No. 3 to Railcar Construction Agreement between Rader Railcar II, Inc. And Fun Trains, Inc., dated August 22, 1997.***

10.34 Limited Guaranty of Payment and Performance given by Thomas G. Rader to Fun Trains, Inc., dated August 22, 1997.***

10.35 Amendment Number 3 to Operating Agreement between the Florida Department of Transportation and the Company, dated August 18, 1997.***

10.36 Amendment No.4 to Railcar Construction Agreement between the Rader Railcar II, Inc., Fun Trains, Inc. and Thomas G. Rader, dated November 12, 1997.****

16 Letter dated May 10, 1996, from the Company's former accountants, Hansen, Barnett & Maxwell, to the Company is hereby incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K dated May 6, 1996.

21       Subsidiaries of the Company.*

23.1     Consent of BDO Seidman LLP.****

23.2     Consent of Adorno & Zeder, P.A., included as part of Exhibit 5.****

24       Power of Attorney

27 Financial Data Schedule, is hereby incorporated by reference to Exhibit 27 of the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997, as filed with the SEC on November 14, 1997.

* Incorporated by reference to the comparable exhibit numbers as contained in the Company's Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission on March 28, 1997.

** Incorporated by reference to the comparable exhibit numbers as contained in the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission on August 6, 1996.

*** Incorporated by reference to the comparable exhibit numbers as contained in the Company's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on September 18, 1997.

****     Filed herewith.

ITEM 17. UNDERTAKINGS.

(a) The Company hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That it will, for determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of such securities at that time hall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities ( other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Hollywood, State of Florida, on December 30, 1997.

                                       FIRST AMERICAN RAILWAYS, INC.


                                    By:/S/ ALLEN C. HARPER
                                       ----------------------------------------
                                       Allen C. Harper, Chairman  of
                                       the Board, President and Chief Executive
                                       Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, THAT FIRST AMERICAN RAILWAYS, INC., AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW, CONSTITUTES AND APPOINTS ALLEN C. HARPER, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION FOR HIM AND IN HIS NAME OR IN THE NAME OF THE COMPANY AND IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THE FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO EACH SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES AS FULL TO ALL ITEMS AND PURPOSES AS THEY MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.


SIGNATURES                                 TITLE                                DATE
----------                                 -----                                ----

/s/ Allen C. Harper
-----------------------------------  CHAIRMAN OF THE BOARD,           DECEMBER 30, 1997
ALLEN C. HARPER                      PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER (PRINCIPAL
                                     EXECUTIVE OFFICER)

                                     DIRECTOR                         DECEMBER   , 1997
-----------------------------------
THOMAS G. RADER

/s/ David H. Rush                    DIRECTOR                         DECEMBER 30, 1997
----------------------------------
DAVID H. RUSH

/s/ Luigi Salvaneschi                DIRECTOR                         DECEMBER 30, 1997
-----------------------------------
LUIGI SALVANESCHI

/s/ Glenn P. Michael                 DIRECTOR                         DECEMBER 30, 1997
-----------------------------------
GLENN P. MICHAEL

/s/ Albert B. Aftoora                DIRECTOR                         DECEMBER 30, 1997
-----------------------------------
ALBERT B. AFTOORA

                                     DIRECTOR                         DECEMBER   , 1997
---------------------------------
CHARLES E. BRADSHAW, JR.

/s/ Donald P. Cumming                VICE PRESIDENT,                  DECEMBER 30, 1997
---------------------------------    SECRETARY,TREASURER AND
DONALD P. CUMMING                    ACTING CHIEF
                                     FINANCIAL OFFICER (PRINCIPAL
                                     FINANCIAL OFFICER)


                                 EXHIBIT INDEX


EXHIBIT                      DESCRIPTION
-------                      -----------

5        Opinion of Adorno & Zeder, P.A.

10.3 Employment Agreement dated September 10, 1997, between the Company and Ronald J. Hartman.

10.5 Settlement Agreement and General Release dated November 20, 1997, between the Company and Raymond Monteleone.

10.36 Amendment No.4 to Railcar Construction Agreement between Rader Railcar II, Inc. Fun Trains, Inc. and Thomas G. Rader, dated November 12, 1997.

23.1     Consent of BDO Seidman LLP.